Exhibit 4.5

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

(WARRANT AGREEMENT)

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [_________], 2021, by and among Broadstone Acquisition Corp., a Cayman Islands exempted company (the “Company”), Vertical Aerospace Ltd., a Cayman Islands exempted company (“Pubco”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of September 10, 2020 and filed with the United States Securities and Exchange Commission on September 16, 2020 (the “Existing Warrant Agreement”);

WHEREAS, the terms of the Warrants (as defined in the Existing Warrant Agreement) are governed by the Existing Warrant Agreement and capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, on June 10, 2021, the Company, Pubco, Broadstone Sponsor LLP, Vertical Aerospace Group Ltd. (“Vertical”), Vertical Merger Sub Ltd. (“Merger Sub”), Vincent Casey and the Company Shareholders (as defined in the Business Combination Agreement) party thereto, entered into a Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, among other things, Merger Sub will merge with and into the Company (the “Merger”), as a result of which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company and a wholly-owned subsidiary of Pubco, and each issued and outstanding security of the Company shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco;

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for Class A ordinary shares of the Company, par value $0.0001 per share, but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for a like number of ordinary shares of Pubco, par value $0.0001 per share (“Pubco Ordinary Shares”);

WHEREAS, the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Pubco; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders (as defined in the Existing Warrant Agreement) for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein, or (ii) adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders under the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1.             Assignment and Assumption; Consent.

1.1           Assignment and Assumption. The Company hereby assigns to Pubco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Merger Effective Time (as defined in the Business Combination Agreement). Pubco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Merger Effective Time.

1.2           Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Pubco pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and the assumption of the Existing Warrant Agreement by Pubco from the Company pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2.             Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders under the Existing Warrant Agreement:

2.1           Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Broadstone Acquisition Corp.” and replacing it with “Vertical Aerospace Ltd.” As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Vertical Aerospace Ltd. rather than Broadstone Acquisition Corp.

2.2           Recitals. The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on September 10, 2020, Broadstone Acquisition Corp. (“Broadstone”) entered into that certain Private Placement Warrants Purchase Agreement with Broadstone Sponsor LLP, a United Kingdom limited liability partnership (the “Sponsor”), pursuant to which the Sponsor purchased, including via the subsequent over-allotment option, 8,106,060 warrants in the aggregate, each bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant;

WHEREAS, on September 15, 2020, Broadstone consummated its initial public offering (the “Offering”) of units of Broadstone’s equity securities, each such unit comprised of one Class A ordinary share of the Company, par value $0.0001 per share (“Broadstone Ordinary Shares”), and one-half of one redeemable Public Warrant (as defined below) (the “Units”) and, in connection therewith, including via the subsequent over-allotment option, issued and delivered 15,265,150 warrants (the “Public Warrants”) to public investors in the Offering;

WHEREAS, in connection with the Offering, Broadstone filed with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-245663 (the “Registration Statement”) and prospectus (the “Prospectus”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”) of the Units, the Public Warrants and the Broadstone Ordinary Shares included in the Units;

WHEREAS, in order to finance Broadstone’s transaction costs in connection with a Business Combination (as defined below), the Sponsor or an affiliate of the Sponsor or the Company’s officers and directors may, but are not obligated to, loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,500,000 warrants at a price of $1.00 per warrant, which will be identical to the Private Placement Warrants (the “Working Capital Warrants,” and, together with the Private Placement Warrants and the Public Warrants, the “Warrants”);

WHEREAS, on June 10, 2021, Broadstone, the Company, the Sponsor, Vertical Aerospace Group Ltd. (“Vertical”), Vertical Merger Sub Ltd. (“Merger Sub”), Vincent Casey and the Company Shareholders (as defined in the Business Combination Agreement) party thereto, entered into a Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”), which provides for, among other things, the merger of Merger Sub into Broadstone and each issued and outstanding security of the Vertical shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of the Company such that each issued and outstanding Broadstone Ordinary Share will be automatically converted into one newly issued ordinary share of the Company, par value $0.0001 per share (the “Ordinary Shares”);

WHEREAS, on [__________], 2021, the Company, Broadstone and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which Broadstone assigned all of Broadstone’s right, title and interest in and to this Agreement to the Company, and the Company assumed all of Broadstone’s liabilities and obligations under this Agreement;

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, each Public Warrant and each Private Placement Warrant has been converted into the right to purchase one Ordinary Share rather than one Broadstone Ordinary Share;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3           Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED.]”

2.4           Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on [__________], 2021, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on [__________], 2026, and (y) other than with respect to the Private Placement Warrants and the Working Capital Warrants then held by the Sponsor or its Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement.”

2.5           Notices. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Vertical Aerospace Ltd.
140-142 Kensington Church Street, London, W8 4BN, United Kingdom
Email: #####.#####@########-#########.###

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department

in each case, with copies to

Latham & Watkins (London) LLP
99 Bishopsgate, London, EC2M 3XF, United Kingdom
Attn: David Stewart and Robbie McLaren
Email: j.david.stewart@lw.com and robbie.mclaren@lw.com

and

Citigroup Global Markets Inc.
c/o Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, New York 11717
Telephone: (800) 831-9146 Citi

and

Davis Polk &Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attn: Derek J. Dostal, Esq.
Email: derek.dostal@davispolk.com”

2.6           Applicable Law. Section 9.3 of the Existing Warrant Agreement is hereby amended by adding the following after the last sentence:

“The foregoing provisions of this Section 9.3 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.”

3.             Miscellaneous Provisions.

3.1            Effectiveness. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2            Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their permitted respective successors and assigns.

3.3            Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4            Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5            Counterparts. This Agreement may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

3.6            Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.7            Entire Agreement. The Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

BROADSTONE ACQUISITION CORP.

By:
Name:
Title:

VERTICAL AEROSPACE LTD.

By:
Name:	Vincent Casey
Title:	Director

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]